RAICE PAYKIN & KRIEG LLP
ATTORNEYS AT LAW
185 MADISON AVENUE, 10TH FLOOR
NEW YORK, NEW YORK 10016
_______________________________________
(212) 725-4423 • FAX (212) 684-9022

PINCHUS D. RAICE • •	DAVID J. WOLKENSTEIN •
JOSEPH N. PAYKIN Δ	ROBERT M. STECKMAN •
CHARLES D. KRIEG •	PARSHHUERAM T. MISIR **
DAVID C. THOMAS •
JAMES KLATSKY •
JAMES G. SMITH

OF COUNSEL	••	ADMITTED IN NY AND NJ
JOHN M. TANENBAUM +	•	ADMITTED IN NY
	Δ	ADMITTED IN NY AND FL
	+	ADMITTED IN NY, CT AND DC

June 2, 2003

VirTra Systems, Inc.
440 North Center
Arlington, TX 76011

Gentlemen:

With respect to the Registration Statement on Form S-8 of VirTra Systems, Inc. (the "Company") in connection with the registration of 50,000 shares of common stock, par value $0.005, ("Common Stock") which have been reserved for issuance pursuant to a consulting agreement dated as of January 1, 2003, we are of the opinion that the Common Stock when issued in accordance with the terms and provisions of the consulting agreement will be duly authorized, legally issued, fully paid and nonassessable.

This opinion is limited to the laws of the State of Texas, and we disclaim any opinion as to the laws of any other jurisdiction. We further disclaim any opinion as to any statute, rule, regulation, ordinance, order or other promulgation of any other jurisdiction or any regional or local governmental body or as to any related judicial or administrative opinion. We express no opinion as to the applicable choice of law provisions contained in any agreement.

This opinion is rendered to you in connection with the issuance of the Common Stock and is solely for your benefit. This opinion may be not relied upon by any other person, firm, corporation or other entity for any purpose, without prior written consent.

We hereby conset to the filing of this opinion as Exhibit 5 to the Registration Statement.

Very truly yours,
Raice Paykin & Krieg LLP

By: /s/David C. Thomas